                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 4


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or

              Section 30(f) of the Investment Company Act of 1940


[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


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1.  Name and Address of Reporting Person


     DENNIS, JR.                   WILLIAM                              C.
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        (Last)                      (First)                        (Middle)


     250 PARK AVENUE SOUTH/ SUITE 200
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                                   (Street)


WINTER PARK                           FL                             32789
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        (City)                      (State)                           (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

INTERNATIONAL ASSETS HOLDING CORPORATION -- IAAC
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Statement for Month/Year

      MARCH, 2001
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [_] Director                            [_] 10% Owner
    [X] Officer (give title below)          [_] Other (specify below)


               PRESIDENT
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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]  Form filed by One Reporting Person
    [_]  Form filed by More Than One Reporting Person

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          Table I--Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
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1. Title                                                                                                6. Owner-     7. Nature
   of                                            4. Securities Acquired (A)        5. Amount of            ship          of In-
   Security                      3. Trans-          or Disposed of (D)                Securities           Form:         direct
   (Instr. 3)      2. Trans-        action          (Instr. 3, 4 and 5)               Beneficially         Direct        Bene-
                      action        Code         -------------------------------      Owned at             (D) or        ficial
                      Date          (Instr. 8)                 (A)                    End of               Indirect      Owner-
                      (mm/dd/    ----------------   Amount      or       Price        Month                (I)           ship
                      yy)         Code       V                 (D)                    (Instr. 3 and 4)     (Instr. 4)    (Instr. 4)
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
INTERNATIONAL
ASSETS HOLDING
CORPORATION
COMMON
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

Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly

  Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)
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
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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion of             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4 and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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
International Assets
Holding Corp. Option                                    3/9/01              A                        25,000
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International Assets
Holding Corp. Options
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
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           In-direct     (Instr.
                               Exer-    tion         Title   Number of                      of               (I)           4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
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
International Assets
Holding Corp. Option          03/09/02 03/09/06*   Common      25,000          3.125         25,000              D
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International Assets
Holding Corp. Options         10/01/00 04/27/10**  Common      75,000         5.1875        100,000              D
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

Explanation of Responses: *33% VESTS 03/09/02; 33% VESTS 03/09/03; REMAINDER VESTS 03/09/04 **26% IS EXERCISABLE ON 10/1/00; 26% ON 10/1/01; 26% 0N
10/1/02; 22% ON 10/01/03



/s/ WILLIAM C. DENNIS, JR.                               04/05/01
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     **Signature of Reporting Person                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.